Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THIRD

AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF RESTORBIO, INC.

resTORbio, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.    The Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) set forth in paragraph 3 of this Certificate of Amendment.

2.    The amendment to the Certificate of Incorporation set forth in paragraph 3 of this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.    Article I of the Certificate of Incorporation is hereby deleted in its entirety and replaced by the following Article I in lieu thereof:

“The name of this corporation is Adicet Bio, Inc.”

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 15th day of September, 2020.

By:	/s/ Chen Schor

Name:	Chen Schor
Title:	President and Chief Executive Officer

[Signature Page to Name Change Amendment]